     EXHIBIT 99.1

News Release

Pioneer Natural Resources Reports Second Quarter 2010 Results

Dallas, Texas, July 28, 2010 -- Pioneer Natural Resources Company (NYSE:PXD) (“Pioneer” or “the Company”) today announced financial and operating results for the quarter ended June 30, 2010.

Pioneer reported second quarter net income attributable to common stockholders of $168 million, or $1.41 per diluted share (see attached schedule for description of per diluted share calculation).  Net income included noncash unrealized gains on derivatives of $84 million after tax, or $.71 per diluted share.  Without the effect of this item, adjusted income for the second quarter of 2010 would have been $84 million, or $.70 per diluted share.

Also included in Pioneer’s second quarter results was a net gain of $33 million after tax, or $.27 per diluted share, related to unusual items.  These unusual items included:

•
income of $26 million after tax ($.22 per diluted share) associated with discontinued operations, primarily attributable to the receipt of $35 million of interest (before tax) on the royalty refund received from the Minerals Management Service (MMS), now the Bureau of Ocean Energy Management, Regulation and Enforcement, earlier this year,

•	Alaska Petroleum Production Tax (PPT) credits of $9 million after tax ($.07 per diluted share),
•
the divestiture of a portion of Pioneer’s Eagle Ford Shale asset to Reliance Industries Limited (“Reliance”) in conjunction with the previously announced joint venture transaction and the sale of non-core Uinta/Piceance properties for a combined gain of $1 million after tax ($.01 per diluted share) and

•
a hurricane-related charge of $3 million after tax ($.03 per diluted share), primarily related to the estimated remaining reclamation work required at Pioneer’s East Cameron 322 Gulf of Mexico property that was destroyed by Hurricane Rita in 2005.  A substantial portion of the Company’s total reclamation expenditures is expected to be recovered from insurance.

Second quarter and recent highlights included:
•
producing 113.5 thousand barrels oil equivalent per day (MBOEPD) reflecting growth in the Spraberry field, Eagle Ford Shale and Alaska, partially offset by unplanned production shut-ins in Alaska due to shipping curtailments on the Trans Alaska Pipeline and unplanned downtime at Pioneer’s Mid-Continent gas processing facilities (combined approximately 1.5 MBOEPD),

•	ramping up Spraberry drilling as planned; currently running 20 rigs and expecting to be at 25 to 30 rigs by year end,
•	closing a joint venture transaction with Reliance to accelerate Eagle Ford Shale development,
•	increasing from two rigs to five rigs in the Eagle Ford Shale and expecting to be at seven rigs by year end,
•	drilling two successful operated wells in Tunisia, with a third well currently drilling,
•	reducing debt during the second quarter by $279 million and
•	decreasing net debt-to-book capitalization to 37% at the end of the quarter.

Scott Sheffield, Chairman and CEO, stated, “Based on our planned drilling ramp-up in the Spraberry field and Eagle Ford Shale, we expect production growth over the 2011 through 2013 period to be 15+% per year.  Cash flow is forecasted to substantially increase from $1.2 billion in 2010 to $2.0 billion in 2013, assuming current NYMEX strip prices and taking into account the Company’s attractive oil and gas derivatives position.  We continue to be committed to spending within cash flow and maintaining our strong financial position.”

Operations Update
In the Spraberry field in West Texas, Pioneer’s drilling ramp-up continues to be on schedule, with 20 rigs currently operating.  The Company plans to increase to 25 to 30 rigs by year end and expects to drill 440 wells during 2010.

As forecasted, this drilling program is generating quarter-to-quarter Spraberry production growth during 2010.  Second quarter production was 32 MBOEPD, up 4% from the first quarter of 2010. First quarter production was 2% higher than the fourth quarter of 2009.  By the fourth quarter of 2010, production is forecasted to increase to 34 MBOEPD, an increase of 10% from the fourth quarter of 2009.

The 2010 drilling program is adding incremental production and proved reserves from completions in the Lower Wolfcamp, shale/silt and the deeper Strawn intervals.  Approximately 40% of Pioneer’s remaining wells to be drilled in 2010 will penetrate the Strawn.  Initial production rates from wells drilled to these intervals have been 20% to 30% higher than the average initial production rate of a traditional Spraberry/Dean/Upper Wolfcamp well of 60 barrels oil equivalent per day (BOEPD).

The Company plans to test two horizontal wells in the Wolfcamp, one later in the third quarter and the other during the fourth quarter.  Wells and facilities have also been completed for the Company’s 7,000-acre waterflood project, with commencement of water injection planned for the third quarter and first oil response expected during the first half of 2011.

Pioneer plans to continue to add drilling rigs beyond 2010 and expects to be running 40 rigs by 2012, which will drill approximately 1,000 wells per year.  Based on this planned rig ramp-up schedule, Spraberry field production is expected to double from 2010 to 2013, reflecting a compounded annual production growth rate of 25%.

As Pioneer ramps up Spraberry field activity, the Company continues to focus on controlling drilling and production costs.  The Company is expanding its integrated services in the Spraberry field and plans to internally provide 30% to 60% of its service requirements by 2012.  One Company-owned fracture stimulation fleet is currently operating in the field.  Three additional fleets are being built, with one being delivered each quarter over the next nine months.  To support its fracture stimulation operations, Pioneer has contracts in place for sand supply through 2015.  Frac tank ownership will more than double from 250 tanks currently to 550 tanks by year end.  Tubular and pumping unit requirements have been contracted through 2011.  In addition, the Company has six Company-owned drilling rigs currently operating, with plans to complete the purchase of an additional six rigs during the third quarter and to have them all operational by year end.  Six pulling units are being added, which will bring the total fleet to 24 units by mid-2011.  The Company also has hot oil units, water transport trucks, reverse units and fishing tools to support its growing operations.

In the highly prospective Eagle Ford Shale in South Texas, Pioneer recently announced its joint venture agreement with Reliance, effective June 1, 2010, under which the Company sold a 45% interest in approximately 212,000 net acres leased by the Company for a total price of $1.15 billion.  Reliance paid $266 million in cash to Pioneer at closing and will pay an additional $879 million to carry 75% of Pioneer’s share of future drilling costs.  Reliance is also participating with Pioneer in the development of midstream assets in the Eagle Ford Shale as a 49.9% partner.

To date, Pioneer has successfully drilled and completed eight horizontal wells in the Eagle Ford Shale.  Five of the wells are on production, with the remaining three expected to be brought online during the fourth quarter following the completion of central gathering facilities.  Three additional wells are awaiting completion and will also be brought online during the fourth quarter after central gathering facilities are completed.  Pioneer recently increased its drilling activity in the play from two rigs to five rigs and will further ramp up to seven rigs by year end.  To support the joint venture’s drilling ramp-up, Pioneer has also entered into a two-year contract for third-party fracture stimulation services beginning in the first quarter of 2011 and is purchasing a fracture stimulation fleet that is expected to be operational by the second quarter of 2011.  Midstream operations are underway with central gathering facility locations and right of ways being acquired, transportation pipe being ordered, and pipeline and central processing facility construction underway.

Pioneer and Reliance have agreed to a joint venture development plan which forecasts the drilling of 26 horizontal Eagle Ford Shale wells during June through December 2010, increasing to 70 wells in 2011, 120 wells in 2012 and 140 wells in 2013.  This plan will allow the joint venture to maintain its substantial acreage position.

Based on the joint venture development plan, Pioneer’s net production in the Eagle Ford Shale is expected to increase from an average of 2 MBOEPD in 2010 to a range of 32 MBOEPD to 41 MBOEPD in 2013.  This strong production growth, coupled with the upfront cash payment and drilling carry from Reliance, is expected to generate positive cash flow for Pioneer from its Eagle Ford Shale upstream and midstream activities in all years going forward (assuming current NYMEX strip prices for oil and gas).

Pioneer is aggressively acquiring acreage in the Barnett Shale Combo Play (liquids-rich), where the Company now has approximately 43,000 net acres under lease which represents more than 400 drilling locations.  The Company will commence drilling its first well in the play in August and expects to drill eight wells by year end.  Current plans call for ramping up to four rigs during 2011.  The Company has acquired 70 square miles of 3-D seismic over its acreage and expects to increase this coverage to 150 square miles by year end.  Assuming current NYMEX strip commodity prices, a drilling cost of $2.8 million and a gross estimated ultimate recovery (EUR) of 320 thousand barrels oil equivalent, Pioneer’s internal rate of return in the Barnett Shale Combo Play is expected to be approximately 45% before tax. The Company is also participating in six non-operated wells in the Barnett Shale during 2010.

On the North Slope of Alaska, Pioneer’s production was 7 thousand barrels oil per day (MBOPD) during the second quarter, an increase of 1 MBOPD from the first quarter due to Pioneer’s successful drilling program.  Second quarter production would have been 1 MBOPD greater had the Company not experienced unplanned shipping curtailments on the Trans Alaska Pipeline and third-party pipeline repairs at the Kuparuk River Unit.  Pioneer drilled one Nuiqsut injector well during the second quarter and plans to drill two Nuiqsut wells, one Kuparuk well and one Moraine well over the remainder of 2010.  All of these wells will be producers and one of the Nuiqsut wells will test the production capability of a dual lateral.  Pioneer’s 2010 production from Alaska is forecasted to grow by 50% to 60% compared to 2009.

In the Mid-Continent area (Panhandle of Texas and western Kansas), second quarter 2010 production averaged 21 MBOEPD.  Production in the Mid-Continent area was negatively impacted by 500 BOEPD due to unscheduled plant maintenance.

In the Raton Basin (Colorado) and Edwards Trend (South Texas), where gas drilling has been curtailed since the beginning of 2009 due to low gas prices, second quarter 2010 production averaged 170 million cubic feet per day (MMCFPD) and 50 MMCFPD, respectively.  These rates reflect respective decreases of 2% and 6% from the first quarter due to natural production declines in both fields and unscheduled field compression maintenance in the Edwards Trend.

In Tunisia, production for the second quarter was 6 MBOEPD, essentially the same as the first quarter.  During the second quarter, Pioneer drilled two successful operated wells identified from new 3-D seismic reprocessing in its Cherouq and Anaguid concessions.  A third well is currently being drilled in the Cherouq concession.  After these wells are completed and tested, the results of the three wells will be evaluated and a forward plan for Tunisia will be developed.  The Company is also participating in three non-operated wells in Tunisia during 2010.

In South Africa, second quarter production averaged 5 MBOEPD.   Production is forecasted to be more than 200% greater in the fourth quarter of 2010 compared to the maintenance-impacted fourth quarter of 2009.

2010 Capital Expenditures
Pioneer’s capital program for 2010 (including midstream investments) is forecasted to total approximately $1.2 billion.  Drilling capital (excluding asset retirement obligations, capitalized interest and G&G G&A) continues to be forecasted at $960 million and is focused on oil drilling.  This includes 440 Spraberry wells ($580 million), 32 wells in the Eagle Ford Shale ($100 million which includes the benefit of the drilling carry paid by Reliance to Pioneer commencing June 1 under the Company’s joint venture agreement), one rig in Alaska ($120 million), six wells in Tunisia (three operated and three non-operated at a cost of $65 million), 14 wells in the liquids-rich areas of the Barnett Shale (eight operated and six non-operated at a cost of $50 million) and other drilling-related activities across Pioneer’s other assets ($45 million).  The Company also plans to spend $150 million to add acreage in the Spraberry field, the Eagle Ford Shale and the liquids-rich area of the Barnett Shale.  Another $50 million will be spent for the commencement of midstream facility development in the Eagle Ford Shale.  No significant dry gas drilling is planned.  Gas prices would have to strengthen significantly to support the recommencement of drilling in Pioneer’s dry gas assets.

Operating cash flow to fund this capital spending is forecasted to be approximately $1.2 billion, assuming current NYMEX strip commodity prices and including the receipt of a refund of past royalty overpayments plus interest totaling $155 million from the MMS.  The operating cash flow of $1.2 billion excludes the upfront cash payment of $266 million received from Reliance related to the Eagle Ford Shale joint venture transaction.

Second Quarter 2010 Financial Review
Second quarter sales from continuing operations averaged 113.5 MBOEPD, consisting of oil sales averaging 33 MBOPD, natural gas liquids (NGL) sales averaging 19 thousand barrels per day and gas sales averaging 365 MMCFPD.

The reported second quarter average price for oil was $87.71 per barrel and included $7.46 per barrel related to deferred revenue from volumetric production payments (VPPs) for which production was not recorded.  The reported price for NGLs was $34.40 per barrel.  The reported price for gas was $4.10 per thousand cubic feet.

Second quarter production costs averaged $11.88 per barrel oil equivalent (BOE).

Depreciation, depletion and amortization (DD&A) expense averaged $14.56 per BOE for the second quarter.  Exploration and abandonment costs were $27 million for the quarter and included $5 million of acreage abandonment and unsuccessful drilling costs and $22 million of geologic and geophysical expenses and personnel costs.

Cash flow from operating activities for the second quarter was $394 million.

Third Quarter 2010 Financial Outlook
The following paragraphs provide the Company’s third quarter of 2010 outlook for certain operating and financial items.

Production is forecasted to average 113 MBOEPD to 116 MBOEPD, reflecting planned drilling activity and the oil lifting schedule for Tunisia.

Production costs are expected to average $11.75 to $13.75 per BOE, based on current NYMEX strip commodity prices.  DD&A expense is expected to average $14.25 to $15.50 per BOE.

Total exploration and abandonment expense is forecasted to be $35 million to $45 million, primarily related to exploration wells, including related acreage costs, and seismic and personnel costs.

General and administrative expense is expected to be $41 million to $44 million, interest expense is expected to be $44 million to $47 million, and other expense is expected to be $12 million to $17 million. Accretion of discount on asset retirement obligations is expected to be $2 million to $4 million.

Noncontrolling interest in consolidated subsidiaries’ income, excluding noncash mark-to-market adjustments, is expected to be $9 million to $12 million, primarily reflecting the public ownership in Pioneer Southwest Energy Partners L.P.

The Company’s effective income tax rate is expected to range from 40% to 50% based on current capital spending plans, higher tax rates in Tunisia and the assumption of no significant mark-to-market changes in the Company’s derivative position.  Cash taxes are expected to be $15 million to $25 million and are primarily attributable to Tunisia and South Africa.

The Company's financial and mark-to-market results, derivatives for oil, NGL and gas, amortization of net deferred gains on discontinued/terminated commodity hedges and future VPP amortization are outlined on the attached schedules.

Earnings Conference Call
On Thursday, July 29, 2010, at 10:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter ended June 30, 2010, with an accompanying presentation.  Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet:  www.pxd.com
Select “Investors,” then “Earnings Calls & Webcasts” to listen to the discussion and view the presentation.

Telephone: Dial (888) 298-3457 confirmation code: 2458806 five minutes before the call.  View the presentation via Pioneer’s internet address above.

A replay of the webcast will be archived on Pioneer’s website.  A telephone replay will be available through August 20 by dialing (888) 203-1112, confirmation code: 2458806.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations primarily in the United States.  For more information, visit Pioneer’s website at www.pxd.com.

Except for historical information contained herein, the statements, charts and graphs in this presentation are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, availability of equipment, services and personnel required to complete the Company’s operating activities, access to and availability of transportation, processing and refining facilities, Pioneer's ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility and derivative contracts and the purchasers of Pioneer’s oil, NGL and gas production, uncertainties about estimates of reserves and resource potential and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, including the possible impacts of climate change, and acts of war or terrorism. Sensitivity price cases for proved reserves mentioned in this presentation may not be attained or sustained. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Pioneer undertakes no duty to publicly update these statements except as required by law.

Cautionary Note to U.S. Investors --The U.S. Securities and Exchange Commission (the "SEC") prohibits oil and gas companies, in their filings with the SEC, from disclosing estimates of oil or gas resources other than “reserves,” as that term is defined by the SEC. In this presentation, Pioneer includes estimates of quantities of oil and gas using certain terms, such as “resource potential,” “EUR” or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC’s definitions of proved, probable and possible reserves, and which the SEC's guidelines strictly prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered by Pioneer. U.S. investors are urged to consider closely the disclosures in the Company’s periodic filings with the SEC.  Such filings are available from the Company at 5205 N. O'Connor Blvd., Suite 200, Irving, Texas 75039, Attention: Investor Relations, and the Company’s website at www.pxd.com. These filings also can be obtained from the SEC by calling 1-800-SEC-0330.

Pioneer Natural Resources Contacts:

Investors
Frank Hopkins – 972-969-4065
Nolan Badders – 972-969-3955

Media and Public Affairs
Susan Spratlen – 972-969-4018
Suzanne Hicks – 972-969-4020

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$197,686	$27,368
Accounts receivable, net	212,821	331,748
Income taxes receivable	1,582	25,022
Inventories	122,393	139,177
Prepaid expenses	19,097	9,011
Deferred income taxes	-	26,857
Derivatives	149,632	48,713
Other current assets, net	9,367	8,222

Total current assets	712,578	616,118

Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting	10,740,639	10,512,904
Accumulated depletion, depreciation and amortization	(3,168,814)	(2,946,048)

Total property, plant and equipment	7,571,825	7,566,856

Deferred income taxes	2,356	387
Goodwill	298,563	309,259
Derivatives	142,450	43,631
Other assets, net	384,550	331,014

	$9,112,322	$8,867,265

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$342,256	$253,583
Interest payable	54,023	47,009
Income taxes payable	12,941	17,411
Deferred income taxes	43,158	128
Deferred revenue	67,436	90,215
Derivatives	31,211	116,015
Other current liabilities	36,260	46,830

Total current liabilities	587,285	571,191

Long-term debt	2,531,431	2,761,011
Deferred income taxes	1,638,060	1,470,899
Deferred revenue	64,730	87,021
Derivatives	13,968	133,645
Other liabilities	218,715	200,467
Stockholders' equity	4,058,133	3,643,031

	$9,112,322	$8,867,265

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues and other income:
Oil and gas	$462,142	$370,692	$969,938	$738,543
Interest and other	20,263	88,598	40,066	99,258
Derivative gains (losses), net	177,528	(170,224)	443,004	(70,361)
Gain (loss) on disposition of assets, net	7,645	53	24,588	(62)
Hurricane activity, net	(5,184)	(16,075)	2,226	(16,450)
	662,394	273,044	1,479,822	750,928
Costs and expenses:
Oil and gas production	97,294	84,793	187,009	195,223
Production and ad valorem taxes	25,338	23,715	52,399	51,414
Depletion, depreciation and amortization	150,314	158,673	301,082	346,817
Impairment of oil and gas properties	-	-	-	21,091
Exploration and abandonments	27,123	21,618	47,920	52,788
General and administrative	42,374	33,275	83,322	67,929
Accretion of discount on asset retirement obligations	2,632	2,753	5,592	5,505
Interest	45,368	43,475	92,891	84,613
Other	14,725	36,715	31,301	68,104
	405,168	405,017	801,516	893,484

Income (loss) from continuing operations before income taxes	257,226	(131,973)	678,306	(142,556)
Income tax benefit (provision)	(94,693)	41,724	(255,167)	42,465
Income (loss) from continuing operations	162,533	(90,249)	423,139	(100,091)
Income from discontinued operations, net of tax	26,156	2,731	26,156	1,761
Net income (loss)	188,689	(87,518)	449,295	(98,330)
Net (income) loss attributable to the noncontrolling interests	(21,113)	522	(36,465)	(3,271)
Net income (loss) attributable to common stockholders	$167,576	$(86,996)	$412,830	$(101,601)

Basic earnings per share:
Income (loss) from continuing operations attributable to common stockholders	$1.20	$(0.78)	$3.29	$(0.91)
Income from discontinued operations attributable to common stockholders	0.22	0.02	0.22	0.02
Net income (loss) attributable to common stockholders	$1.42	$(0.76)	$3.51	$(0.89)

Diluted earnings per share:
Income (loss) from continuing operations attributable to common stockholders	$1.19	$(0.78)	$3.27	$(0.91)
Income from discontinued operations attributable to common stockholders	0.22	0.02	0.22	0.02
Net income (loss) attributable to common stockholders	$1.41	$(0.76)	$3.49	$(0.89)

Weighted average shares outstanding:
Basic	115,104	113,979	114,880	114,116
Diluted	116,006	113,979	115,735	114,116

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income (loss)	$188,689	$(87,518)	$449,295	$(98,330)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	150,314	158,673	301,082	346,817
Impairment of oil and gas properties	-	-	-	21,091
Exploration expenses, including dry holes	4,491	9,705	8,057	27,954
Hurricane activity, net	3,500	15,000	3,500	15,000
Deferred income taxes	84,596	(39,431)	243,052	(49,941)
(Gain) loss on disposition of assets, net	(7,645)	(53)	(24,588)	62
Accretion of discount on asset retirement obligations	2,632	2,753	5,592	5,505
Discontinued operations	11,220	834	11,220	5,208
Interest expense	7,513	6,921	14,920	13,529
Derivative related activity	(160,216)	159,520	(442,087)	48,235
Amortization of stock-based compensation	9,425	9,926	19,049	19,223
Amortization of deferred revenue	(22,588)	(36,975)	(45,070)	(73,695)
Other noncash items	(1,590)	14,146	(3,766)	24,840
Change in operating assets and liabilities
Accounts receivable, net	48,296	11,720	96,376	53,941
Income taxes receivable	2,176	(13,140)	23,440	31,796
Inventories	(4,950)	(23,219)	12,479	(57,689)
Prepaid expenses	(10,639)	(16,147)	(10,204)	(14,187)
Other current assets	(8,418)	40,863	(7,192)	66,920
Accounts payable	84,754	4,062	50,458	(107,388)
Interest payable	20,328	15,677	7,014	101
Income taxes payable	(2,934)	5,376	(4,470)	13,917
Other current liabilities	(5,103)	(14,786)	(14,943)	(44,581)
Net cash provided by operating activities	393,851	223,907	693,214	248,328
Net cash used in investing activities	(71,830)	(88,744)	(238,373)	(259,807)
Net cash provided by (used in) financing activities	(158,875)	(115,316)	(284,523)	27,465
Net increase in cash and cash equivalents	163,146	19,847	170,318	15,986
Cash and cash equivalents, beginning of period	34,540	44,476	27,368	48,337
Cash and cash equivalents, end of period	$197,686	$64,323	$197,686	$64,323

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUMMARY PRODUCTION AND PRICE DATA

		Three Months Ended June 30,		Six Months Ended June 30,
		2010	2009	2010	2009
Average Daily Sales Volumes
from Continuing Operations:
Oil (Bbls) -	U.S.	27,448	23,873	26,630	25,109
	South Africa	641	379	875	312
	Tunisia	5,178	7,154	5,066	6,754
	Worldwide	33,267	31,406	32,571	32,175

Natural gas liquids (Bbls) -	U.S.	19,291	18,921	19,204	20,778

Gas (Mcf) -	U.S.	333,916	355,661	340,048	370,565
	South Africa	28,810	33,243	29,915	31,771
	Tunisia	2,628	1,753	2,686	2,048
	Worldwide	365,354	390,657	372,649	404,384

Total (BOE) -	U.S.	102,392	102,069	102,508	107,647
	South Africa	5,443	5,920	5,861	5,608
	Tunisia	5,616	7,447	5,514	7,095
	Worldwide	113,451	115,436	113,883	120,350

Average Reported Prices (a):
Oil (per Bbl) -	U.S.	$89.50	$75.13	$90.74	$64.39
	South Africa	$76.88	$62.27	$77.32	$56.33
	Tunisia	$79.56	$57.23	$76.80	$52.57
	Worldwide	$87.71	$70.89	$88.21	$61.83

Natural gas liquids (per Bbl) -	U.S.	$34.40	$26.78	$38.07	$24.69

Gas (per Mcf) -	U.S.	$3.87	$3.24	$4.52	$3.82
	South Africa	$6.11	$5.29	$6.21	$4.66
	Tunisia	$10.89	$7.78	$11.15	$6.74
	Worldwide	$4.10	$3.43	$4.71	$3.90

Total (BOE) -	U.S.	$43.10	$33.81	$45.72	$32.94
	South Africa	$41.39	$33.71	$43.25	$29.52
	Tunisia	$78.45	$56.82	$76.00	$51.99
	Worldwide	$44.76	$35.29	$47.06	$33.90

__________
(a)	Average prices are attributable to continuing operations and include the results of hedging activities and amortization of VPP deferred revenue.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION

The Company uses the two-class method of calculating basic and diluted earnings per share.  Under the two-class method of calculating earnings per share, GAAP provides that share- and unit-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods.  The Company's basic net income (loss) per share attributable to common stockholders is computed as (i) net income (loss) attributable to common stockholders, (ii) less participating share- and unit-based basic earnings (iii) divided by weighted average basic shares outstanding. The Company's diluted net income (loss) per share attributable to common stockholders is computed as (i) basic net income (loss) attributable to common stockholders, (ii) plus adjustments to participating undistributed earnings (iii) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a loss from continuing operations attributable to common stockholders, securities or other contracts to issue common stock would not be dilutive to loss per share and conversion into common stock is assumed not to occur.

The following table is a reconciliation of the Company's net income (loss) attributable to common stockholders to basic net income (loss) attributable to common stockholders and to diluted net income (loss) attributable to common stockholders for the three and six months ended June 30, 2010 and 2009:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands)

Net income (loss) attributable to common stockholders	$167,576	$(86,996)	$412,830	$(101,601)
Participating basic distributed earnings	(121)	(121)	(108)	(95)
Participating basic undistributed earnings	(3,962)	-	(9,283)	-
Basic net income (loss) attributable to common stockholders	163,493	(87,117)	403,439	(101,696)
Diluted adjustments to participating undistributed earnings	72	-	110	-
Diluted net income (loss) attributable to common
stockholders	$163,565	$(87,117)	$403,549	$(101,696)

The following table is a reconciliation of basic weighted average common shares outstanding to diluted weighted average common shares outstanding for the three and six months ended June 30, 2010 and 2009:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands)

Weighted average common shares outstanding:
Basic	115,104	113,979	114,880	114,116
Dilutive common stock options	262	-	243	-
Contingently issuable - performance shares	640	-	612	-

Diluted	116,006	113,979	115,735	114,116

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in thousands)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the generally accepted accounting principle ("GAAP") measures of net income (loss) and net cash provided by operating activities because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income (loss) or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net income (loss)	$188,689	$(87,518)	$449,295	$(98,330)
Depletion, depreciation and amortization	150,314	158,673	301,082	346,817
Impairment of oil and gas properties	-	-	-	21,091
Exploration and abandonments	27,123	21,618	47,920	52,788
Hurricane activity, net	5,184	16,075	(2,226)	16,450
Accretion of discount on asset retirement obligations	2,632	2,753	5,592	5,505
Interest expense	45,368	43,475	92,891	84,613
Income tax (benefit) provision	94,693	(41,724)	255,167	(42,465)
(Gain) loss on disposition of assets, net	(7,645)	(53)	(24,588)	62
Discontinued operations	(26,156)	(2,731)	(26,156)	(1,761)
Derivative related activity	(160,216)	159,520	(442,087)	48,235
Amortization of stock-based compensation	9,425	9,926	19,049	19,223
Amortization of deferred revenue	(22,588)	(36,975)	(45,070)	(73,695)
Other noncash items	(1,590)	14,146	(3,766)	24,840

EBITDAX (a)	305,233	257,185	627,103	403,373

Cash interest expense	(37,855)	(36,554)	(77,971)	(71,084)
Current income taxes	(10,097)	2,293	(12,115)	(7,476)

Discretionary cash flow (b)	257,281	222,924	537,017	324,813

Cash hurricane activity	(1,684)	(1,075)	5,726	(1,450)
Discontinued operations cash activity	37,376	3,565	37,376	6,969
Cash exploration expense	(22,632)	(11,913)	(39,863)	(24,834)
Changes in operating assets and liabilities	123,510	10,406	152,958	(57,170)

Net cash provided by operating activities	$393,851	$223,907	$693,214	$248,328

__________
(a)
“EBITDAX” represents earnings before depletion, depreciation and amortization expense; impairment of oil and gas properties; exploration and abandonments; net hurricane activity; noncash derivative activity; accretion of discount on asset retirement obligations; interest expense; income taxes; (gain) loss on the disposition of assets, net; discontinued operations; amortization of stock-based compensation; amortization of deferred revenue and other noncash items.

(b)
Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities, cash activity reflected in discontinued operations and hurricane activity, and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTARY NON-GAAP FINANCIAL MEASURES (continued)
(in thousands, except per share data)

Income adjusted for noncash derivative gains, and income adjusted for noncash derivative gains and unusual items, as presented in this press release, are presented and reconciled to Pioneer's net income attributable to common stockholders that is determined in accordance with GAAP because Pioneer believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Pioneer's business that, when viewed together with its financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods.  In addition, management believes that these non-GAAP measures may enhance investors' ability to assess Pioneer's historical and future financial performance.  These non-GAAP financial measures are not intended to be substitutes for the comparable GAAP measures and should be read only in conjunction with Pioneer's consolidated financial statements prepared in accordance with GAAP.  Noncash derivative gains, net, discontinued operations, gains on dispositions of assets, Alaskan Petroleum Production Tax credits and hurricane related expenses, net will recur in future periods; however, the amount and frequency of each item can vary significantly from period to period.  The table below reconciles Pioneer's net income attributable to common stockholders for the three months ended June 30, 2010, as determined in accordance with GAAP, to income adjusted for noncash derivative gains, and income adjusted for noncash derivative gains and unusual items, for that quarter.

	After-tax Amounts	Diluted Amounts Per Share

Net income attributable to common stockholders	$167,576	$1.41
Noncash derivative gains, net ($133,941 pretax)	(84,385)	(0.71)
Income adjusted for noncash derivative gains	83,191	0.70

Discontinued operations income ($39,308 pretax)	(26,156)	(0.22)
Petroleum production tax credit income ($13,613 pretax)	(8,576)	(0.07)
Gain on asset divestitures (EFS and U/P) ($7,584 pretax)	(1,001)	(0.01)
Hurricane related expenses, net ($5,184 pretax)	3,266	0.03
Income as adjusted for noncash derivative gains and unusual items	$50,724	$0.43

PIONEER NATURAL RESOURCES COMPANY
SUPPLEMENTAL INFORMATION
Open Commodity Derivative Positions as of July 20, 2010
(Volumes are average daily amounts)

	2010
	Third Quarter	Fourth Quarter	2011	2012	2013	2014

Oil Derivatives (BBLs):
Swap Contracts:
Volume	2,500	2,500	750	3,000	3,000	-
NYMEX price	$93.34	$93.34	$77.25	$79.32	$81.02	$-
Collar Contracts:
Volume	-	-	2,000	-	-	-
NYMEX price:
Ceiling	$-	$-	$170.00	$-	$-	$-
Floor	$-	$-	$115.00	$-	$-	$-
Collar Contracts with Short Puts:
Volume	30,000	30,250	34,250	28,000	1,250	-
NYMEX price (a):
Ceiling	$84.99	$85.09	$99.27	$120.59	$111.50	$-
Floor	$68.37	$68.38	$73.83	$80.54	$83.00	$-
Short Put	$55.23	$55.23	$59.36	$65.00	$68.00	$-
NGL Derivatives (BBLs):
Swap Contracts:
Volume	1,250	1,250	750	750	-	-
Blended index price (b)	$47.38	$47.38	$34.65	$35.03	$-	$-
Collar Contracts:
Volume	2,000	2,000	1,000	-	-	-
Index price (b):
Ceiling	$49.98	$49.98	$50.93	$-	$-	$-
Floor	$41.58	$41.58	$42.21	$-	$-	$-
Collar Contracts with Short Puts:
Volume	2,000	2,000	-	-	-	-
Index price (b):
Ceiling	$58.92	$58.92	$-	$-	$-	$-
Floor	$47.64	$47.64	$-	$-	$-	$-
Short Put	$38.71	$38.71	$-	$-	$-	$-
Gas Derivatives (MMBtu):
Swap Contracts:
Volume	167,500	167,500	97,500	80,000	67,500	50,000
NYMEX price (c)	$6.26	$6.26	$6.32	$5.93	$6.11	$6.05
Collar Contracts:
Volume	40,000	40,000	-	40,000	-	-
NYMEX price (c):
Ceiling	$7.19	$7.19	$-	$6.96	$-	$-
Floor	$5.75	$5.75	$-	$5.00	$-	$-
Collar Contracts with Short Puts:
Volume	95,000	95,000	200,000	190,000	45,000	50,000
NYMEX price (c):
Ceiling	$7.94	$7.94	$8.55	$7.96	$7.49	$8.08
Floor	$6.00	$6.00	$6.32	$6.12	$6.00	$6.00
Short Put	$5.00	$5.00	$4.88	$4.55	$4.50	$4.50
Basis Swap Contracts:
Spraberry Index Swaps volume - (d)	30,000	13,424	-	2,500	2,500	-
Price differential ($/MMBtu)	$(0.20)	$(0.35)	$-	$(0.30)	$(0.31)	$-
Mid-Continent Index Swaps volume - (d)	190,000	183,370	100,000	20,000	10,000	-
Price differential ($/MMBtu)	$(0.82)	$(0.84)	$(0.71)	$(0.78)	$(0.71)	$-
Gulf Coast Index Swaps volume - (d)	45,000	41,685	20,000	20,000	-	-
Price differential ($/MMBtu)	$(0.19)	$(0.22)	$(0.17)	$(0.17)	$-	$-
__________
(a)	Include NYMEX and Dated Brent average prices of U.S. and foreign production.
(b)	Represents blended Mont Belvieu index price or respective NGL component prices per Bbl.
(c)	Represents the NYMEX Henry Hub index price or approximate NYMEX Henry Hub index price based on historical differentials to the index price on the derivative trade date.
(d)	Represent swaps that fix the basis differentials between indices at which the Company sells its Spraberry, Mid-Continent and Gulf Coast gas and NYMEX Henry Hub index prices.

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

Amortization of Deferred Revenue Associated with Volumetric Production Payments and Net Derivative Losses as of June 30, 2010
(in thousands)

	2010
	Third Quarter	Fourth Quarter	2011	2012	Total

Total deferred revenues (a)	$22,669	$22,476	$44,951	$42,070	$132,166
Less derivative losses to be recognized in
pretax earnings (b)	(578)	(538)	(3,571)	(3,159)	(7,846)

Total VPP impact to pretax earnings	$22,091	$21,938	$41,380	$38,911	$124,320

__________
(a)	Deferred revenue will be amortized as increases to oil and gas revenues during the indicated future periods.
(b)	Represents the remaining pretax earnings impact of the derivatives assigned in the VPPs.

Deferred Gains on Discontinued and Terminated Commodity Hedges as of June 30, 2010 (a)
(in thousands)

	2010
	Third Quarter	Fourth Quarter	2011

Commodity hedge gains (b):
Oil	$19,784	$19,178	$36,489
NGL	1,839	1,840	-
Gas	930	931	-
	$22,553	$21,949	$36,489

__________
(a)	Excludes deferred hedge gains and losses on terminated derivatives related to the VPPs.
(b)	Deferred commodity hedge gains will be amortized as increases to oil and gas revenues during the indicated future periods.

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

Derivative Gains, Net
(in thousands)

	Three Months Ended June 30, 2010	Six Months Ended June 30, 2010
Noncash changes in fair value:
Oil derivative gains	$135,990	$185,596
NGL derivative gains	7,782	21,203
Gas derivative gains (losses)	(21,689)	172,838
Interest rate derivative gains	24,159	33,538
Total noncash derivative gains, net (a)	146,242	413,175

Cash settled changes in fair value:
Oil derivative losses	(5,613)	(12,068)
NGL derivative losses	(772)	(3,852)
Gas derivative gains	36,836	44,036
Interest rate derivative gains	835	1,713
Total cash derivative gains, net	31,286	29,829
Total derivative gains, net	$177,528	$443,004

__________
(a)
Total noncash derivative gain, net includes $12.3 million and $18.5 million of gains attributable to noncontrolling interests in consolidated subsidiaries during the three and six month periods ending June 30, 2010, respectively.